Filed pursuant to Rule 424(b)(2)
Registration No. 333-134406

CALCULATION OF REGISTRATION FEE

Title of each Class of	Proposed Maximum	Amount of
Securities to be Registered	Aggregate Offering Price	Registration Fee(1)
Senior Notes	$477,675,000	$18,773

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933 and paid in connection herewith.

PROSPECTUS SUPPLEMENT
(To Prospectus Dated May 23, 2006)

$500,000,000

El Paso Corporation

8.250% SENIOR NOTES DUE 2016

Interest payable on February 15 and August 15

The notes will mature on February 15, 2016. The notes will be our senior unsecured obligations and will be subordinated to all of our existing and future secured debt to the extent of the assets securing that secured debt. In addition, the notes will be effectively subordinated to all of the liabilities of our subsidiaries and unconsolidated affiliates. We may redeem all or a portion of the notes at any time at the applicable redemption price set forth in this prospectus supplement, which will include a make-whole premium.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-6.

PRICE 95.535% AND ACCRUED INTEREST, IF ANY

		Underwriting
	Price to	Discounts and	Proceeds
	Public(1)	Commissions	to El Paso

Per Note	95.535%	1.000%	94.535%
Total	$477,675,000	$5,000,000	$472,675,000

(1) The price to public set forth above does not include accrued interest, if any. Interest on the notes will accrue from February 9, 2009.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company on or about February 9, 2009.

Joint Book Running Managers

MORGAN STANLEY	CITI	DEUTSCHE BANK SECURITIES	J.P. MORGAN

Co-Managers

BARCLAYS CAPITAL
CREDIT SUISSE
FORTIS SECURITIES LLC
SCOTIA CAPITAL
SOCIETE GENERALE
UBS INVESTMENT BANK
UNICREDIT CAPITAL MARKETS
THE WILLIAMS CAPITAL GROUP, L.P.

February 4, 2009

ABOUT THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which describes certain terms of the indenture under which the notes will be issued and which gives more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described in the accompanying prospectus under the headings “Where You Can Find More Information” and “Incorporation by Reference.”

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus supplement, in the accompanying prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement or the accompanying prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement or the accompanying prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus. See “Incorporation by Reference” in the accompanying prospectus.

You should rely only on the information in this prospectus supplement, the accompanying prospectus, any free writing prospectus relating to this offering and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of those documents. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the notes or possession or distribution of this prospectus supplement, the accompanying prospectus or the documents we have incorporated by reference in that jurisdiction. Persons who come into possession of this prospectus supplement and the accompanying prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement and the accompanying prospectus applicable to that jurisdiction.

S-i

INDUSTRY TERMS

Below is a list of terms that are common to our industry and used in this document.

Bcf	=	billion cubic feet
Bcfe	=	billion cubic feet of natural gas equivalents
LNG	=	liquefied natural gas
MMcf	=	million cubic feet
MMBtu	=	million British thermal units
NGL	=	natural gas liquids
Tcfe	=	trillion cubic feet of natural gas equivalents

When we refer to natural gas and oil in “equivalents,” we are doing so to compare quantities of oil with quantities of natural gas or to express these different commodities in a common unit. In calculating equivalents, we use a generally recognized standard in which one barrel of oil is equal to six thousand cubic feet of natural gas. Also, when we refer to cubic feet measurements, all measurements are at a pressure of 14.73 pounds per square inch.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. It is not complete and does not contain all of the information that you should consider before making an investment decision. We urge you to read all of this prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully, including the financial statements and notes to those financial statements incorporated by reference. Please read “Risk Factors” for more information about important risks that you should consider before investing in the notes. Unless the context otherwise indicates, when we refer to “El Paso,” “we,” “us,” “our” and “ours,” we are describing El Paso Corporation, together with its subsidiaries. However, the notes are solely obligations of El Paso Corporation. Accordingly, in the sections of this prospectus supplement that describe the terms of the notes, references to “El Paso,” “we,” “us,” “our” and “ours” refer to El Paso Corporation and not to any of its subsidiaries or unconsolidated affiliates.

Our Company

We are an energy company, originally founded in 1928 in El Paso, Texas, that primarily operates in the natural gas transmission and exploration and production sectors of the energy industry. Our purpose is to provide natural gas and related energy products in a safe, efficient and dependable manner.

Natural Gas Transmission.  We own or have interests in North America’s largest interstate pipeline system with approximately 42,000 miles of pipe that connect North America’s major producing basins to its major consuming markets. We also provide approximately 230 Bcf of storage capacity and have an LNG receiving terminal and related facilities in Elba Island, Georgia with 806 MMcf of daily base load sendout capacity. The size, connectivity and diversity of our U.S. pipeline system provides growth opportunities through infrastructure development or large scale expansion projects and gives us the capability to adapt to the dynamics of shifting supply and demand. Our focus is to enhance the value of our transmission business by successfully executing on our backlog of committed expansion projects in the United States and developing new growth projects in our market and supply areas.

Exploration and Production.  Our exploration and production business is currently focused on the exploration for and the acquisition, development and production of natural gas, oil and NGL in the United States, Brazil and Egypt. As of December 31, 2007, we held an estimated 2.9 Tcfe of proved natural gas and oil reserves, not including our equity share in the proved reserves of an unconsolidated affiliate of 0.2 Tcfe. Subsequent to December 31, 2007, we have sold certain non-core properties that had estimated proved reserves of approximately 0.3 Tcfe at December 31, 2007. In this business, we are focused on growing our reserve base through disciplined capital allocation and portfolio management, cost control and marketing and selling our natural gas and oil production at optimal prices while managing associated price risks.

We are a Delaware corporation with principal executive offices in the El Paso Building, located at 1001 Louisiana Street, Houston, Texas 77002, and our telephone number at that address is (713) 420-2600.

Recent Updates

On February 3, 2009, we announced that our estimated proved natural gas and oil reserves at December 31, 2008 totaled 2.3 Tcfe, excluding 222 Bcfe related to our 48.8 percent interest in Four Star Oil & Gas Company (Four Star). Approximately 74 percent of the December 31, 2008 proved reserves are proved developed, and 92 percent are natural gas. Year end reserve estimates are based on $5.71 per MMBtu natural gas (Henry Hub) and $44.60 per barrel (WTI) oil prices.

We also announced that we expect to take a fourth quarter after-tax full-cost ceiling test charge of $1.9 billion and a $0.1 billion impairment of our investment in Four Star. Approximately $1.4 billion of the full-cost ceiling test charge is attributable to the domestic full-cost pool and $0.5 billion to the Brazilian full-cost pool. We use the full-cost method of accounting for our oil and natural gas properties. The carrying value of these assets, net of related deferred income taxes, is evaluated on a quarterly basis and is limited to the present value of estimated net revenues of proved reserves using a 10-percent discount rate based on prices and costs at the end of the quarter plus the cost of unevaluated oil and natural gas properties (i.e., a cost center ceiling). A ceiling test charge occurs when the carrying value of the natural gas and oil assets exceeds the cost center ceiling.

We have derivative positions that are intended to manage the price risk of our natural gas and oil production for 2009 and beyond. They are recorded on a mark-to-market basis and therefore were not included in the ceiling test calculation. These positions had a net asset value of approximately $700 million at December 31, 2008.

THE OFFERING

Issuer	El Paso Corporation

Securities offered	$500 million aggregate principal amount of 8.250% Senior Notes due 2016.

Maturity date	February 15, 2016.

Interest rate	8.250% per annum, accruing from the issue date of the notes.

Interest payment dates	February 15 and August 15 of each year, commencing August 15, 2009.

Optional redemption	We may redeem the notes, in whole or in part, at any time prior to their maturity at the redemption price described in this prospectus supplement, which will include a make-whole premium. See “Description of Notes — Optional Redemption of Notes.” The notes will not be subject to any sinking fund provision.

Change of control repurchase	If a Change of Control Triggering Event occurs, we will make an offer to repurchase the notes. See “Description of Notes — Repurchase of Notes at the Option of the Holder upon a Change of Control.”

Ranking	The notes will:

• be our senior unsecured indebtedness, ranking equally in right of payment with all of our existing and future unsecured senior indebtedness;

• be senior in right of payment to any of our existing or future subordinated indebtedness;

• be effectively junior to any of our existing or future secured indebtedness to the extent of the assets securing such indebtedness; and

• not be guaranteed by any of our subsidiaries or unconsolidated affiliates, and accordingly will be effectively junior to all existing and future indebtedness and other liabilities of our subsidiaries and unconsolidated affiliates.

As of September 30, 2008, adjusted to give effect to the issuance in January 2009 of notes by our subsidiary Tennessee Gas Pipeline Company, our consolidated subsidiaries had total outstanding indebtedness of approximately $6.4 billion. As of September 30, 2008, El Paso had approximately $0.5 billion of borrowings outstanding under its $1.5 billion secured credit facility and, as adjusted to give effect to El Paso’s issuance of notes in December 2008 and repayment of notes in February 2009, had senior unsecured indebtedness ranking equally with the notes of approximately $6.8 billion. See “Capitalization.”

Use of proceeds	We estimate that the net proceeds from this offering will be approximately $472.5 million, after deducting underwriting discounts and estimated offering expenses. We intend to use the net proceeds from this offering, together with the $438 million of net proceeds from our December 2008 offering of 12.000% notes, for general corporate purposes, including the repayment of debt maturing during 2009. See “Use of Proceeds.”

SUMMARY HISTORICAL FINANCIAL INFORMATION

The following table sets forth a summary of our historical financial information, which should be read together with the financial statements and related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our 2007 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for the periods ended March 31, 2008, June 30, 2008, and September 30, 2008. Each of these filings is incorporated by reference in the accompanying prospectus. The summary financial information as of and for each of the years ended December 31, 2007, 2006 and 2005 is derived from the audited consolidated financial statements or selected financial data included in our 2007 Annual Report on Form 10-K. The summary financial information as of September 30, 2008 and for the nine-month periods ended September 30, 2008 and 2007 is derived from the unaudited condensed consolidated financial statements in our Quarterly Report on Form 10-Q for the period ended September 30, 2008. Our summary historical annual and interim financial information includes all adjustments, which are of a normal recurring nature, that we consider necessary to fairly present the financial information for these periods. This historical summary financial information is not necessarily indicative of results to be expected in future periods.

	Year Ended December 31,			Nine Months Ended September 30,
	2005	2006	2007	2007		2008
	(dollars in millions)

Operating Results Data:
Operating revenues	$3,359	$4,281	$4,648	$3,386		$4,020
Operating expenses	3,420	2,854	3,003	2,183		2,210
Operating income (loss)	(61)	1,427	1,645	1,203		1,810
Income (loss) from continuing operations	(506)	531	436	276	(1)	855
Net income (loss)	$(606)	$475	$1,110	$950	(2)	$855
Cash Flow Data:
Cash flows provided by operating activities	$268	$2,103	$1,805	$1,462		$2,051
Cash flows provided by (used in) investing activities	$(501)	$(1,154)	$110	$814		$(1,517)
Cash flows provided by (used in) financing activities	$248	$(2,544)	$(2,167)	$(2,424)		$341
Financial Position Data:
Total property, plant and equipment, net	$15,552	$16,678	$19,354			$19,768
Total assets	$31,840	$27,261	$24,579			$26,426
Total long-term financing obligations, including current maturities(3)	$17,266	$14,689	$12,814			$13,337
Stockholders’ equity	$3,389	$4,186	$5,280			$6,115
Other Financial Data:
EBIT(4)	$458	$1,750	$1,652	$1,169		$1,980
Capital expenditures	$1,474	$2,164	$2,495	$1,796		$1,905

(1)	Includes a $287 million pre-tax loss on the extinguishment of debt.
(2)	Includes a gain of $648 million, net of taxes of $354 million, on the sale of ANR Pipeline Company and related assets.
(3)	Excludes debt of discontinued operations. Discontinued operations consist of (a) ANR Pipeline Company and related assets, which we sold in the first quarter of 2007, (b) certain international power operations, which we completed the sale of in 2006, (c) our south Louisiana gathering and processing operations, which we sold in 2005, and (d) other assets sold in 2005.
(4)	Our management uses earnings before interest expense and income taxes (EBIT) as a measure to assess the operating results and effectiveness of our business, which consists of consolidated operations as well as substantial investments in unconsolidated affiliates. We believe EBIT is useful to our investors because it allows them to more effectively evaluate our operating performance using the same performance measure analyzed internally by our management. We define EBIT as net income or loss adjusted for (i) items that do not impact our income or loss from continuing operations, such as discontinued operations and the cumulative effect of accounting changes, (ii) income taxes and (iii) interest and debt expense. We exclude interest and debt expense from this measure so that our investors may evaluate our operating results without regard to our financing methods or capital structure.

Below is a reconciliation of EBIT to net income (loss):

				Nine Months
	Year Ended			Ended
	December 31,			September 30,
	2005	2006	2007	2007	2008
	(dollars in millions)

EBIT	$458	$1,750	$1,652	$1,169	$1,980
Interest and debt expense	(1,295)	(1,228)	(994)	(742)	(675)
Income taxes	331	9	(222)	(151)	(450)

Income (loss) from continuing operations	(506)	531	436	276	855
Discontinued operations, net of income taxes	(96)	(56)	674	674 (2)	—
Cumulative effect of accounting changes, net of income taxes	(4)	—	—	—	—

Net income (loss)	$(606)	$475	$1,110	$950	$855

EBIT has limitations as an analytical tool, and you should not consider EBIT in isolation or as a substitute for analysis of our results as reported under GAAP. Other companies in our industry may calculate EBIT differently than we do, limiting its usefulness as a comparative measure. Additionally, EBIT should be considered in conjunction with net income and other performance measures such as operating income.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

We have made statements in this document that constitute forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information concerning possible or assumed future results of operations. The words “believe,” “expect,” “estimate,” “anticipate” and similar expressions will generally identify forward-looking statements. These statements may relate to information or assumptions about:

•	earnings per share;

•	capital and other expenditures;

•	dividends;

•	financing plans;

•	capital structure;

•	liquidity and cash flow;

•	pending legal proceedings, claims and governmental proceedings, including environmental matters;

•	future economic and operating performance;

•	operating income;

•	management’s plans; and

•	goals and objectives for future operations.

Forward-looking statements are subject to risks and uncertainties. While we believe the assumptions or bases underlying the forward-looking statements are reasonable and are made in good faith, we caution that assumed facts or bases almost always vary from actual results, and these variances can be material, depending upon the circumstances. We cannot assure you that the statements of expectation or belief contained in our forward-looking statements will result or be achieved or accomplished. Important factors, such as limited access to the capital markets, that could cause actual results to differ materially from estimates or projections contained in our forward-looking statements are described under the heading “Risk Factors” in our 2007 Annual Report on Form 10-K and in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2008.

RISK FACTORS

You should carefully consider the risks described below and under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2007 and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2008, in addition to the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Realization of these risks could have a material adverse effect on our business, financial condition, cash flows and results of operations.

Our substantial indebtedness could impair our financial condition and our ability to fulfill our debt obligations, including our obligations under the notes.

We have substantial indebtedness. As of September 30, 2008, as adjusted to give effect to our issuance of notes in December 2008, the issuance of notes by our subsidiary Tennessee Gas Pipeline Company in January 2009 and our repayment of notes in February 2009, we had total consolidated long-term financial obligations of approximately $13.9 billion. See “Capitalization.” In addition, as of September 30, 2008, we had outstanding letters of credit of approximately $1.8 billion.

Our indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the notes and our other indebtedness, which could in turn result in an event of default on such other indebtedness or the notes;

•	impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes;

•	diminish our ability to withstand a downturn in our business or the economy generally;

•	require us to dedicate a substantial portion of our cash flow from operations to debt service payments, thereby reducing the availability of cash for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

•	place us at a competitive disadvantage compared to our competitors that have proportionately less debt.

If we are unable to meet our debt service obligations, we could be forced to restructure or refinance our indebtedness, seek additional equity capital or sell assets. We may be unable to obtain financing or sell assets on satisfactory terms, or at all.

We are not prohibited under the indenture governing the notes or our other indentures from incurring additional indebtedness. Although our $1.5 billion credit agreement requires us to maintain specified ratios of debt to consolidated EBITDA and consolidated EBITDA to interest expense, as of September 30, 2008, we could have incurred substantial additional indebtedness while remaining in compliance with these ratios. Moreover, the instruments governing indebtedness of our subsidiaries generally do not restrict our subsidiaries from incurring additional indebtedness. Our incurrence of significant additional indebtedness would exacerbate the negative consequences mentioned above, and could adversely affect our ability to repay the notes.

We are a holding company that depends on cash flow from our subsidiaries to meet our debt service obligations.

As a holding company, we conduct all of our operations exclusively through our subsidiaries, and our only significant assets are our investments in these subsidiaries. This means that we are dependent on dividends or other distributions of funds from our subsidiaries to meet our debt service and other obligations, including the payment of principal and interest on the notes. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations.

The notes will be effectively subordinated to indebtedness and other liabilities of our subsidiaries and subordinated to our existing and future secured indebtedness to the extent of the assets securing such indebtedness.

The notes are not guaranteed by our subsidiaries. As a result, holders of the notes will be effectively subordinated to claims of third party creditors, including holders of indebtedness, of our subsidiaries. Claims of those other creditors, including trade creditors, secured creditors, governmental authorities, and holders of indebtedness or guarantees issued by the subsidiaries, will generally have priority as to the assets of the subsidiaries over claims by the holders of the notes. As a result, rights of payment of holders of our indebtedness, including the holders of the notes, will be effectively subordinated to all those claims of creditors of our subsidiaries. As of September 30, 2008, adjusted to give effect to the issuance in January 2009 of notes by our subsidiary Tennessee Gas Pipeline Company, our subsidiaries had total indebtedness of approximately $6.4 billion. Furthermore, the holders of the notes will not have a claim against the assets of our unconsolidated affiliates and will be effectively subordinated to the creditors of our unconsolidated affiliates.

Our obligations under our $1.5 billion credit agreement are secured by a pledge of our stock ownership in our subsidiaries El Paso Natural Gas Company and Tennessee Gas Pipeline Company. As of September 30, 2008, we had approximately $0.5 billion of borrowings and approximately $0.3 billion in letters of credit outstanding under this credit agreement. As of September 30, 2008, we had approximately $0.6 billion of available capacity under this facility (after giving effect to the loss of approximately $25 million of available capacity resulting from the bankruptcy of one of our lenders). The lenders under this credit agreement and the holders of any other secured indebtedness that we may incur in the future would have claims with respect to our assets constituting collateral for such indebtedness that are prior to your claims under the notes. In the event of a default on such secured indebtedness or our bankruptcy, liquidation or reorganization, those assets would be available to satisfy obligations with respect to the indebtedness secured thereby before any payment could be made on the notes. Accordingly, any such secured indebtedness is or would be effectively senior to the notes to the extent of the value of the collateral securing the indebtedness. While the indenture governing the notes places some limitations on our ability to create liens, there are significant exceptions to these limitations that will allow us to secure some kinds of indebtedness without equally and ratably securing the notes. To the extent the value of the collateral is not sufficient to satisfy the secured indebtedness, the holders of that indebtedness would be entitled to share with the holders of the notes and the holders of other claims against us with respect to our other assets.

If an active trading market does not develop for the notes you may not be able to resell them.

The notes are new issuances of securities for which no public market existed prior to this offering. We will not list the notes on any securities exchange, and we cannot assure you that an active trading market will develop for the notes. If no active trading market develops, you may not be able to resell your notes at their fair market value or at all. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities.

USE OF PROCEEDS

We expect the net proceeds from this offering to be approximately $472.5 million, after deducting the underwriting discount and our estimated expenses totaling approximately $5.2 million. We intend to use the net proceeds of this offering, together with the $438 million of net proceeds from our December 2008 offering of 12.000% notes, for general corporate purposes, including the repayment of debt maturing during 2009. 2009 maturities include approximately $539 million of our 7.125% notes due May 6, 2009 and $413 million of our 6.75% notes due May 15, 2009. We repaid $112 million aggregate principal amount of our 6.375% notes due February 1, 2009.

CAPITALIZATION

The following table sets forth our consolidated cash and capitalization as of September 30, 2008 (1) on an actual basis, (2) as adjusted to give effect to:

•	our issuance in December 2008 of $500 million aggregate principal amount of 12.000% Senior Notes due 2013 for net proceeds of approximately $438 million;

•	the issuance by our subsidiary Tennessee Gas Pipeline Company in January 2009 of $250 million aggregate principal amount of 8.000% Notes due 2016 for net proceeds of approximately $235 million; and

•	the repayment of $112 million aggregate principal amount of our 6.375% notes due February 1, 2009; and

(3) as further adjusted to give effect to this offering.

You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and the notes to those financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007 and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2008, which are incorporated by reference in the accompanying prospectus.

	As of September 30, 2008
			As Further
	Actual	As Adjusted	Adjusted
	(unaudited)
	(dollars in millions)

Cash and cash equivalents	$1,160	$1,721	$2,194

Long-term financing obligations (including current maturities):
El Paso Corporation:
$1.5 billion revolving credit facility	$522	$522	522
Notes, 6.375% through 10.75%, due 2009 through 2037	6,415	6,303	6,303
12.000% Senior Notes due 2013	—	500	500
Notes offered hereby	—	—	500
Colorado Interstate Gas Company:
Notes, 5.95% through 6.85%, due 2015 through 2037	475	475	475
El Paso Natural Gas Company:
Notes, 5.95% through 8.625%, due 2010 through 2032	1,169	1,169	1,169
El Paso Exploration & Production Company:
Senior Notes, 7.75%, due 2013	1	1	1
Revolving credit facility	914	914	914
El Paso Pipeline Partners, L.P.:
Revolving credit facility	586	586	586
Notes, 7.76% through 8.00%, due 2011 through 2013	175	175	175
Southern Natural Gas Company:
Notes, 5.9% through 8.0%, due 2017 through 2032	911	911	911
Tennessee Gas Pipeline Company:
Notes, 6.0% through 8.375%, due 2011 through 2037	1,626	1,626	1,626
8.000% Notes due 2016	—	250	250
Other	588	588	588

	13,382	14,020	14,520

Less: Other, including unamortized discounts and premiums	(45)	(113)	(135)

Total long-term financing obligations (including current maturities)	13,337	13,907	14,385
Total stockholders’ equity	6,115	6,115	6,115

Total capitalization	$19,452	$20,022	$20,500

RATIO OF EARNINGS TO FIXED CHARGES

								Nine Months Ended
	Year Ended December 31,							September 30,
	2003	2004	2005	2006		2007		2007		2008

Ratio of earnings to fixed charges(1)	—	—	—	1.35	x	1.65	x	1.59	x	2.79x

(1)	Earnings for the years ended December 31, 2003, 2004 and 2005 were inadequate to cover fixed charges by $1,432 million, $1,422 million and $954 million, respectively.

For purposes of this computation, earnings represents pre-tax income (loss) from continuing operations before minority interests in consolidated subsidiaries, interest expense (not including interest on tax liabilities), amortization of debt costs, and fixed charges, with adjustments to equity earnings to reflect actual distributions from equity investments. Fixed charges means that sum of interest costs (not including interest on tax liabilities), amortization of debt costs and that portion of rental expense which represents an interest factor.

DESCRIPTION OF NOTES

The following description of the particular terms of the notes supplements the more general description of the debt securities contained in the accompanying prospectus. If there are any inconsistencies between the information in this section and the information in the accompanying prospectus, the information in this section controls. You should read this section together with the section entitled “Description of the Debt Securities” in the accompanying prospectus.

The notes will be issued under the indenture referred to in the accompanying prospectus and a supplemental indenture thereto establishing the terms of the notes. We urge you to read the indenture, as supplemented by the supplemental indenture, because it, and not this description, defines your rights as holders of the notes.

Principal, Maturity and Interest

We initially will issue $500 million aggregate principal amount of 8.250% Senior Notes due 2016. We may issue additional notes from time to time in the future which would contain the same terms as the notes offered hereby, without the consent of the holders of the notes. See “— Additional Notes.”

The notes will mature on February 15, 2016.

Interest on the notes will:

•	accrue at the rate of 8.250% per year from the date of issuance;

•	be payable semiannually in arrears on February 15 and August 15 of each year, commencing August 15, 2009;

•	be payable to the person in whose name the notes are registered at the close of business on the relevant February 1 or August 1 (whether or not a business day) preceding the applicable interest payment date;

•	be computed on the basis of a 360-day year comprised of twelve 30-day months; and

•	be payable on overdue interest to the extent permitted by law at the same rate as interest is payable on principal.

If any interest payment date, maturity date or redemption date falls on a day that is not a business day, the payment will be made on the next business day (and without any interest or other payment in respect of such delay), except that if such business day is in the next succeeding calendar year, then the payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on the relevant interest payment date, maturity date or redemption date. Unless we default on a payment, no interest will accrue for the period from and after the applicable interest payment date, maturity date or redemption date.

Denominations

The notes will be issued in registered form in denominations of $1,000 each or integral multiples thereof.

Optional Redemption of Notes

The notes will be redeemable at our option at any time in whole, or from time to time in part (in integral multiples of $1,000 principal amount), prior to their maturity date, at the Make-Whole Price, on not less than 30 calendar days nor more than 60 calendar days notice prior to the date of redemption and in accordance with the provisions of the indenture.

The notice of redemption will set forth the manner of calculation of the Make-Whole Price, but not necessarily its amount. We will notify the trustee of the amount of the Make-Whole Price with respect to any redemption promptly after the calculation thereof, and the trustee will not be responsible for the accuracy of the calculation.

Unless we default in payment of the Make-Whole Price, on and after the applicable redemption date, interest will cease to accrue on the notes or portions thereof called for redemption. If we redeem a note in part only, a new note of like tenor for the unredeemed portion thereof and otherwise having the same terms as the note partially redeemed will be issued in the name of the holder of the note upon the presentation and surrender thereof.

We may purchase notes in the open market, by tender or otherwise. Notes so purchased may be held, resold or surrendered to the trustee for cancellation. If applicable, we will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and other securities laws and regulations in connection with any such purchase.

As used herein, the following terms have the indicated meanings.

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) assuming a price for the Comparable Treasury Issue that is the same as the Comparable Treasury Price for such redemption date, plus 0.50%.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if we obtain fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“Independent Investment Banker” means Morgan Stanley & Co. Incorporated, Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc., and their respective successors, or, if any such firm or their successors, if any, as the case may be, are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by us.

“Make-Whole Price” means an amount equal to the greater of:

(1) 100% of the principal amount of the notes to be redeemed; and

(2) an amount equal to, as determined by an Independent Investment Banker, (a) the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed from the redemption date to the maturity date, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate less (b) accrued and unpaid interest thereon to the date of redemption;

plus, in the case of both (1) and (2), accrued and unpaid interest thereon to the date of redemption.

“Reference Treasury Dealer” means Morgan Stanley & Co. Incorporated, Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc., and their respective successors (provided, however, that if any such firm or any such successor shall cease to be a primary U.S. government securities dealer in New York City, we shall substitute therefor another dealer).

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

Repurchase of Notes at the Option of the Holder upon a Change of Control

If a Change of Control Triggering Event occurs, unless we have exercised our option to redeem all notes then outstanding, we will make an offer to each holder of notes to repurchase all or any part (in integral multiples of $1,000 principal amount) of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus any accrued and unpaid interest on the notes repurchased to the date of purchase. Within 30 days following any Change of Control Triggering Event or, at our option, prior to any Change of Control, but after the public announcement of the Change of Control, we will mail a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Triggering Event and offering to repurchase notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”). The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the payment date specified in the notice. We will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Triggering Event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Triggering Event provisions of the notes by virtue of such conflict.

On the Change of Control Payment Date, we will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered pursuant to our offer;

(2) deposit with the paying agent an amount equal to the aggregate purchase price in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of notes being purchased by us.

The paying agent will promptly mail to each holder of notes properly tendered the purchase price for the notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

We will not be required to make an offer to repurchase the notes upon a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.

The following terms will have the meanings set forth below:

The term “Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease or exchange (other than by way of merger or consolidation), in one transaction or a series of related transactions, of all or substantially all of the assets of us and our subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than us or one of our subsidiaries; or

(2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), becomes the beneficial owner, directly or indirectly, of more than 50% of our Voting Stock, measured by voting power rather than number of shares.

The term “Change of Control Triggering Event” means (a) the occurrence of a Change of Control and (b) during the period beginning on the earlier of (i) the date of the public notice of our intention to effect such Change of Control and (ii) the occurrence of such Change of Control and ending 90 days after the occurrence of such Change of Control, (x) if three Rating Agencies are continuing to provide ratings for the notes on such date, more than one of the Rating Agencies rating the notes at such time shall downgrade, below the rating as of the date of the supplemental indenture establishing the terms of the notes, its respective rating of the notes as a result of such Change of Control, (y) if fewer than three Rating Agencies are continuing to provide ratings for the notes on such date, any of the Rating Agencies rating the notes at such time shall downgrade, below the rating as of the date of the supplemental indenture establishing the terms of the notes, its respective rating of the notes as a result of such Change of Control, or (z) no Rating Agency provides a rating for the notes.

The term “Fitch” means Fitch Inc.

The term “Moody’s” means Moody’s Investor Services Inc.

The term “Rating Agency” means (1) each of Moody’s, S&P and Fitch; and (2) if any of Moody’s, S&P or Fitch ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by us (as certified by a resolution of our board of directors) as a replacement agency for Moody’s, S&P or Fitch, or all, as the case may be.

The term “S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.

The term “Voting Stock” of any specified “person” (as defined above) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Additional Notes

We may, without the consent of the holders of the notes, create and issue additional notes ranking equally in all respects with the notes offered hereby. Any such additional notes shall be consolidated and form a single series with, and shall have the same terms as to status, redemption or otherwise as, the notes offered hereby, except for issue date, issue price and, if applicable, first interest payment date. No additional notes may be issued if an event of default under the indenture has occurred and is continuing with respect to the notes.

Sinking Fund

We are not required to make mandatory redemption or sinking fund payments with respect to the notes.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

In the opinion of Bracewell & Giuliani LLP, the following are the material U.S. federal income tax consequences of ownership and disposition of the notes. This discussion only applies to notes that are:

•	purchased by those initial holders who purchase notes in this offering at the “issue price,” which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the notes is sold for money; and

•	held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), (generally, for investment).

This discussion does not describe all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as:

•	tax-exempt organizations;

•	regulated investment companies;

•	real estate investment trusts;

•	traders in securities that elect the mark-to-market method of accounting for their securities;

•	certain former citizens and long-term residents of the United States;

•	certain financial institutions;

•	insurance companies;

•	dealers in securities or foreign currencies;

•	persons holding notes as part of a hedge, straddle, conversion or “constructive sale” transaction, integrated transaction or similar transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	tax exempt entities; or

•	persons subject to the alternative minimum tax.

If a partnership or other entity classified as a partnership for U.S. federal income tax purposes holds the notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding notes and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of holding and disposing of the notes.

This summary is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. Persons considering the purchase of notes are urged to consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Tax Consequences to U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of a note that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or of any political subdivision thereof;

•	an estate whose world-wide income is subject to U.S. federal income taxation; or

•	a trust that either is subject to the supervision of a court within the United States and which has one or more United States persons with authority to control all substantial decisions or has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

The term U.S. Holder also includes certain former citizens and residents of the United States.

Payments of Interest and Original Issue Discount

A U.S. Holder of notes will be required to include any stated interest payments in income in accordance with the U.S. Holder’s method of accounting for federal income tax purposes. In addition, the notes will be issued with original issue discount for U.S. federal income tax purposes, in an amount equal to the difference between the principal amount and the issue price. Accordingly, a U.S. Holder will be required to include the original issue discount in income for federal income tax purposes as it accrues, in accordance with a constant yield method based on a compounding of interest, before the receipt of cash payments attributable to this income. Under this method, U.S. Holders generally will be required to include in income increasingly greater amounts of original issue discount in successive accrual periods.

Potential Contingent Payment Debt Treatment

Upon the occurrence of a Change of Control Triggering Event, El Paso would generally be required to repurchase the notes at 101% of their principal amount plus accrued and unpaid interest. Although the issue is not free from doubt, El Paso believes that the possibility of such repurchase does not result in the notes being treated as contingent payment debt instruments under the applicable Treasury regulations. El Paso’s position is not binding on the Internal Revenue Service (the “IRS”). If the IRS takes a contrary position, U.S. Holders may be required to treat any gain recognized on the sale or other disposition of the notes as ordinary income rather than as capital gain. Furthermore, U.S. Holders would be required to accrue interest income on a constant yield basis at an assumed yield determined at the time of issuance of the notes (which is not expected to differ significantly from the actual yield of on the notes), with adjustments to such accruals when any contingent payments are made that differ from the payments calculated based on the assumed yield. U.S. Holders should consult their tax advisors regarding the tax consequences of the notes being treated as contingent payment debt instruments. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

Sale, Exchange, Redemption or Other Disposition of the Notes

Upon the sale, exchange, redemption or other taxable disposition of a note, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or other taxable disposition and the holder’s adjusted tax basis in the note. For these purposes, the amount realized does not include any amount attributable to accrued interest. Amounts attributable to accrued interest are treated as interest as described under “— Payments of Interest and Original Issue Discount” above. A U.S. Holder’s adjusted tax basis in a note will equal the cost of the note to the U.S. Holder, increased by the amounts of any original issue discount previously included in income by the U.S. Holder with respect to the note and reduced by the amounts of any payments other than stated interest.

Gain or loss realized on the sale, exchange, redemption or other taxable disposition of a note will generally be capital gain or loss and will be long-term capital gain or loss if, at the time of the sale, exchange, redemption or other taxable disposition, the note has been held by the holder for more than one year. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with payments on the notes and the proceeds from a sale or other disposition of the notes. A U.S. Holder will be subject to U.S. backup withholding on these payments if the U.S. Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is furnished to the IRS.

Tax Consequences to Non-U.S. Holders

A Non-U.S. Holder is a beneficial owner of a note (other than an entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

“Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of a disposition of a note and who is not otherwise a resident of the United States for U.S. federal income tax purposes. Such a holder is urged to consult his or her own tax adviser regarding the U.S. federal income tax consequences of the sale, exchange, redemption or other disposition of a note.

Payments on the Notes

Subject to the discussion below concerning backup withholding, payments of principal, interest (including original issue discount) and premium on the notes by El Paso or any paying agent to any Non-U.S. Holder will not be subject to U.S. federal withholding tax, provided that, in the case of interest:

•	the holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of El Paso entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to El Paso through stock ownership;

•	the holder is not a bank whose receipt of interest on the notes is pursuant to a loan agreement entered into in the ordinary course of business; and

•	the certification requirement described below has been fulfilled with respect to the beneficial owner, as discussed below.

If a Non-U.S. Holder cannot satisfy the requirements described above, payments of interest on the notes to such Non-U.S. Holder will be subject to a 30% U.S. federal withholding tax, unless the Non-U.S. Holder provides El Paso with a properly executed IRS Form W-8BEN claiming an exemption from or reduction in withholding under an applicable income tax treaty.

Certification Requirement

Interest and original issue discount on a note will not be exempt from withholding tax unless the beneficial owner of that note certifies on IRS Form W-8BEN, under penalties of perjury, that it is not a United States person (as defined in the Code). Special certification rules apply to notes that are held through foreign intermediaries.

If a Non-U.S. Holder of a note is engaged in a trade or business in the United States, and if interest (including original issue discount) on the note is effectively connected with the conduct of this trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be taxed in the same manner as a U.S. Holder (see “— Tax Consequences to U.S. Holders” above), subject to an applicable income tax treaty providing otherwise, except that the holder will be required to provide to El Paso a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. These holders should consult their own tax advisers with respect to other U.S. tax consequences of the ownership and disposition of notes, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate).

Sale, Exchange, Redemption or Other Disposition of a Note

Subject to the discussion below concerning backup withholding, a Non-U.S. Holder of a note will not be subject to U.S. federal income tax on gain realized on the sale, exchange, redemption or other disposition of such note, unless the gain is effectively connected with the conduct by the holder of a trade or business in the United States.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with payments on the notes. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the notes and the Non-U.S. Holder may be subject to U.S. backup withholding on payments on the notes or on the proceeds from a sale or other disposition of the notes. The certification procedures required to claim the exemption from withholding tax on interest and original issue discount described above will satisfy the certification requirements necessary to avoid the backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

UNDERWRITING

Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of the notes set forth opposite the underwriter’s name.

Name	Principal Amount

Morgan Stanley & Co. Incorporated	$87,500,000
Citigroup Global Markets Inc.	87,500,000
Deutsche Bank Securities Inc.	87,500,000
J.P. Morgan Securities Inc.	87,500,000
Barclays Capital Inc.	18,750,000
Credit Suisse Securities (USA) LLC	18,750,000
Fortis Securities LLC	18,750,000
Scotia Capital (USA) Inc.	18,750,000
SG Americas Securities, LLC	18,750,000
UBS Securities LLC	18,750,000
UniCredit Capital Markets, Inc.	18,750,000
The Williams Capital Group, L.P.	18,750,000

Total	$500,000,000

The underwriting agreement provides that the obligations of the several underwriters to purchase the notes are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters must purchase all the notes if they purchase any of the notes.

The underwriters, for whom Morgan Stanley & Co. Incorporated, Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc. are acting as representatives, propose to offer the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement. After the initial offering of the notes to the public, the public offering price and such concessions may be changed by the representatives.

The following table shows the underwriting discounts to be paid to the underwriters by us in connection with this offering.

	Per Note	Total

Notes due 2016	1.000%	$5,000,000

The expenses of the offering, not including the underwriting discount, are estimated to be $0.2 million and are payable by us.

The notes will constitute a new series of securities with no established trading market. We do not intend to list the notes on any national securities exchange. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so and they may discontinue any market-making activities with respect to the notes at any time without notice. Accordingly, we cannot assure you as to the liquidity of or the trading market for the notes.

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include over-allotment, covering transactions and stabilizing transactions. Over-allotment involves sales of notes in excess of the principal amount of notes to be purchased by the underwriters in this offering, which creates a short position for the underwriters. Covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters may also impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the representatives of the underwriters, in covering syndicate short positions or making stabilizing purchases, repurchase notes originally sold by that syndicate member.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Certain of the underwriters have performed commercial and investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business. In addition, affiliates of certain of the underwriters are lenders under our bank credit facilities.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the underwriters may be required to make because of any of those liabilities.

VALIDITY OF THE NOTES

The validity of the notes offered hereby will be passed upon for us by Bracewell & Giuliani LLP, Houston, Texas, and for the underwriters by Davis Polk & Wardwell, New York, New York.

EXPERTS

The consolidated financial statements and schedule of El Paso Corporation as of December 31, 2007 and 2006 and for the years then ended appearing in El Paso Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2007, and the effectiveness of El Paso Corporation’s internal control over financial reporting as of December 31, 2007, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated by reference in the accompanying prospectus. The reports of Ernst & Young LLP on the consolidated financial statements and schedule of El Paso Corporation as of December 31, 2007 and 2006 and for the years then ended are based in part on the reports of PricewaterhouseCoopers LLP, independent registered public accounting firm. The consolidated financial statements referred to above are incorporated by reference in the accompanying prospectus in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

The consolidated financial statements of El Paso Corporation for the year ended December 31, 2005 incorporated in the accompanying prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Information incorporated by reference in the accompanying prospectus regarding the estimated reserves attributable to certain of our natural gas and oil properties was prepared by Ryder Scott Company, L.P., independent petroleum engineers, as stated in their report with respect thereto and is incorporated herein upon the authority of such firm as experts in petroleum engineering.

PROSPECTUS

EL PASO CORPORATION

DEBT SECURITIES
PREFERRED STOCK
COMMON STOCK
PURCHASE CONTRACTS
WARRANTS
UNITS

We, El Paso Corporation, may offer and sell in one or more offerings:

•	unsecured debt securities consisting of senior notes and debentures and/or other unsecured evidences of indebtedness in one or more series;

•	shares of preferred stock, in one or more series, which may be convertible or exchangeable for common stock or debt securities;

•	shares of common stock;

•	purchase contracts for the purchase or sale of our common stock, preferred stock, debt securities, warrants or units, or for the purchase or sale of securities of a third party, currencies or commodities;

•	warrants to purchase our common stock, preferred stock, debt securities, purchase contracts or units, or to purchase or sell securities of a third party, currencies or commodities; and

•	units consisting of any combination of our common stock, preferred stock, debt securities, purchase contracts or warrants.

We will provide the specific terms of the securities in supplements to this prospectus. You should read this prospectus and the prospectus supplements carefully before you invest in any of our securities. This prospectus may not be used to consummate sales of our securities unless it is accompanied by a prospectus supplement.

Our common stock is listed for trading on the New York Stock Exchange under the symbol “EP.”

We may sell securities to or through underwriters, dealers or agents. For additional information on the method of sale, you should refer to the section entitled “Plan of Distribution.” The names of any underwriters, dealers or agents involved in the sale of any securities and the specific manner in which they may be offered will be set forth in the prospectus supplement covering the sale of those securities.

Investing in these securities involves certain risks. Please read “Cautionary Statement Regarding Forward-Looking Statements” on page ii and other information included and incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 23, 2006.

i

ABOUT THIS PROSPECTUS

The information contained in this prospectus is not complete and may be changed. You should rely only on the information provided in or incorporated by reference in this prospectus, any prospectus supplement, or documents to which we otherwise refer you. We have not authorized anyone else to provide you with different information. We are not making an offer of any securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of the document in which such information is contained or such other date referred to in such document, regardless of the time of any sale or issuance of a security.

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf process, we may sell different types of securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities offered by us in that offering. The prospectus supplement may also add, update or change information in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

In this prospectus, references to “El Paso,” “we,” “us” and “our” mean El Paso Corporation.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

We have made statements in this document and in documents that we have incorporated by reference into this document that constitute forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information concerning possible or assumed future results of operations of El Paso. The words “believe,” “expect,” “estimate,” “anticipate” and similar expressions will generally identify forward-looking statements. These statements may relate to information or assumptions about:

•	earnings per share;

•	capital and other expenditures;

•	dividends;

•	financing plans;

•	capital structure;

•	liquidity and cash flow;

•	pending legal proceedings, claims and governmental proceedings, including environmental matters;

•	future economic and financial performance;

•	management’s plans; and

•	goals and objectives for future operations.

Forward-looking statements are subject to risks and uncertainties. While we believe the assumptions or bases underlying the forward-looking statements are reasonable and are made in good faith, we caution that assumed facts or bases almost always vary from actual results, and these variances can be material, depending upon the circumstances. We cannot assure you that the statements of expectation or belief contained in the forward-looking statements will result or be achieved or accomplished. Important factors that could cause actual results to differ materially from estimates or projections contained in forward-looking statements include, among others, the following:

•	the risk that earnings may be adversely affected by fluctuating energy commodity prices;

•	the risk that rates charged to customers may be reduced by governmental authorities;

•	the risks associated with the construction of new facilities, including cost overruns, the realization of anticipated future growth in natural gas supplies and our ability to obtain the necessary consents and approvals;

•	the highly competitive nature of the natural gas transportation, gathering, processing and storage businesses and the oil and gas exploration and production business;

•	the risk of favorable customer contracts expiring or being renewed on less attractive terms;

•	the timing, success, and capital allocated to our exploration and development drilling programs, which would affect production levels and reserves;

•	changes to our estimates of oil and gas reserves;

•	the risk of financial losses arising out of derivative transactions;

•	risks incident to the drilling and operation of oil and gas wells;

•	future drilling, production and development costs, including drilling rig rates and oil field service costs;

•	the risks associated with our foreign operations and investments;

•	risks associated with retained liabilities and indemnification obligations in connection with the sale of certain of our businesses and assets;

•	the costs of environmental liabilities, regulations and litigation;

•	the impact of operational hazards;

•	the risks associated with future weather conditions;

•	the outcome of pending governmental investigations;

•	the risk that other firms will further expand into markets in which we operate; and

•	risks associated with our significant debt, interest rates and below investment grade credit ratings.

These factors are more fully described in our 2005 Form 10-K (as defined below), under the heading “Risk Factors — Cautionary Statement for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995” and are incorporated herein by reference. Other factors that could cause actual results to differ materially from estimates and projections contained in forward-looking statements are described in the other documents that we incorporated by reference into this document.

Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of the date of this prospectus, or, in the case of documents incorporated by reference, the date of those documents.

All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, unless the securities laws require us to do so.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the SEC under the Securities Act of 1933, as amended, or the Securities Act, that registers the securities offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

We file annual, quarterly, and other reports and other information with the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act. You may read and copy any materials we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public through the SEC website at http://www.sec.gov. General information about us, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at www.elpaso.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus or our other securities filings and is not a part of this prospectus. You can also inspect reports, proxy statements and other information about us at the offices of The New York Stock Exchange, Inc., located at 20 Broad Street, New York, New York 10005.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, other than any portions of the respective filings that were furnished, pursuant to Item 2.02 or Item 7.01 of Current Reports on Form 8-K or other applicable SEC rules, rather than filed, until we complete our offerings of the securities:

•	Annual Report on Form 10-K, for the year ended December 31, 2005 (including the portions of our definitive Proxy Statement on Schedule 14A incorporated therein by reference), which we refer to as our 2005 Form 10-K, as supplemented by Current Report on Form 8-K filed May 12, 2006;

•	Quarterly Report on Form 10-Q, for the quarter ended March 31, 2006;

•	Current Reports on Form 8-K and Form 8-K/A filed January 4, 2006, January 11, 2006, January 18, 2006, January 31, 2006, February 7, 2006 and February 16, 2006, March 14, 2006, April 18, 2006, May 3, 2006, May 9, 2006, May 12, 2006, May 16, 2006 and May 19, 2006; and

•	The description of our capital stock contained in our registration statement on Form 8-A filed on April 5, 2001, as amended on Form 8-A/A on August 26, 2003 and March 7, 2006, including any further amendment or report filed for the purpose of updating such descriptions.

Documents incorporated by reference are available to you from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from us at the following address:

El Paso Corporation
Office of Investor Relations
El Paso Building
1001 Louisiana Street
Houston, Texas 77002
Telephone No.: (713) 420-2600

EL PASO CORPORATION

We are an energy company originally founded in 1928 in El Paso, Texas, with a stated purpose to provide natural gas and related energy products in a safe, efficient and dependable manner. Our long-term business strategy is focused on participating in the energy industry through a rate regulated natural gas transmission business in North America and a large, independent exploration and production business operating both domestically and internationally.

Our principal executive offices are located in the El Paso Building, located at 1001 Louisiana Street, Houston, Texas 77002, and our telephone number at that address is (713) 420-2600.

USE OF PROCEEDS

We will use the net proceeds we receive from the sale of the securities offered by this prospectus for general corporate purposes unless we specify otherwise in an applicable prospectus supplement. We may invest any funds we do not require immediately for general corporate purposes in marketable securities and short-term investments.

DESCRIPTION OF THE DEBT SECURITIES

Any debt securities we offer will be our direct, unsecured general obligations. The debt securities will be our senior debt securities and will be issued under an indenture between us and HSBC Bank USA, National Association (as successor-in-interest to JPMorgan Chase Bank, (formerly The Chase Manhattan Bank)), as indenture trustee.

We have summarized selected provisions of the indenture below. The following description is a summary of the material provisions of the indenture. It does not restate that agreement in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of the debt securities. The indenture between us and HSBC Bank USA, National Association, as trustee, has been incorporated by reference into this prospectus. Please read “Where You Can Find More Information.”

General

The debt securities will be our direct, unsecured obligations and will rank equally with all of our other senior and unsubordinated debt.

A prospectus supplement and a supplemental indenture relating to any series of debt securities being offered will include specific terms relating to the offered debt securities. These terms will include some or all of the following:

•	the title and type of the debt securities;

•	the total principal amount of the debt securities and the currency, if other than U.S. dollars, in which such debt securities are denominated;

•	the percentage of the principal amount at which the debt securities will be issued and any payments due if the maturity of the debt securities is accelerated;

•	the dates on which the principal of the debt securities will be payable and the terms on which any such maturity date may be extended;

•	the interest rate which the debt securities will bear and the interest payment dates for the debt securities;

•	any provisions relating to the convertibility of exchangability of the debt securities for other debt securities or equity securities;

•	any optional redemption periods;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem some or all of the debt securities;

•	any changes to or additional events of defaults or covenants;

•	any special tax implications of the debt securities, including provisions for original issue discount securities, if offered;

•	restrictions on the declaration of dividends or requiring the maintenance of any asset ratio or the creation or maintenance of reserves; and

•	any other terms of the debt securities.

The indenture does not limit the amount of debt securities that may be issued. The indenture allows debt securities to be issued up to the principal amount that we may authorize and may be in any currency or currency unit we designate.

Debt securities of a series may be issued in registered, bearer, coupon or global form.

Denominations

The prospectus supplement for each issuance of debt securities will state whether the securities will be issued in registered form of $1,000 each or multiples of $1,000 or bearer form of $5,000 each.

Consolidation, Merger or Sale

The indenture generally permits a consolidation or merger between us and another corporation. It also permit us to sell all or substantially all of our property and assets. If this occurs, the remaining or acquiring corporation will assume all of our responsibilities and liabilities under the indenture, including the payment of all amounts due on the debt securities and performance of the covenants in the indenture. However, we will consolidate or merge with or into any other corporation or sell all or substantially all of our assets only according to the terms and conditions of the indenture. The remaining or acquiring corporation will be substituted for us in the indenture with the same effect as if it had been an original party to the indenture. After that the successor corporation may exercise our rights and powers under the indenture, in our name or in its own name. Any act or proceeding required or permitted to be done by our board or any of our officers may be done by the board or officers of the successor corporation. If we sell all or substantially all of our assets, we will be released from all our liabilities and obligations under the indenture and under the debt securities.

Modification of Indenture

Under the indenture our rights and obligations and the rights of the holders may be modified with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, is effective against any holder without its consent.

Events of Default

“Event of default” when used in the indenture, will mean any of the following:

•	failure to pay the principal of or any premium on any debt security when due;

•	failure to pay interest on any debt security for 30 days;

•	failure to perform any other covenant in the indenture that continues for 60 days after being given written notice;

•	certain events in our bankruptcy, insolvency or reorganization; or

•	any other event of default included in any supplemental indenture.

An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the indenture. The trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal or interest, if it considers such withholding of notice to be in the best interests of the holders.

If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the series may declare the entire principal of all the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the debt securities of that series can void the declaration.

Other than its duties in case of a default, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.

Covenants

General

Under the indenture, we will:

•	pay the principal of, and interest and any premium on, the debt securities when due;

•	maintain a place of payment;

•	deliver a report to the trustee at the end of each fiscal year reviewing our obligations under the indenture; and

•	deposit sufficient funds with any paying agent on or before the due date for any principal, interest or premium.

The indenture provides that we will not, nor will we permit any restricted subsidiary to, create, assume, incur or suffer to exist any lien upon any principal property, whether owned or leased on the date of the indenture or thereafter acquired, to secure any of our debt or any other person (other than the senior debt securities issued under the indenture), without causing all of the senior debt securities outstanding under the indenture to be secured equally and ratably with, or prior to, the new debt so long the new debt is so secured. This restriction does not prohibit us from creating the following:

(i) any lien upon any of our property or assets or any restricted subsidiary in existence on the date of the indenture or created pursuant to an “after-acquired property” clause or similar term in existence on the date of the indenture or any mortgage, pledge agreement, security agreement or other similar instrument in existence on the date of the indenture;

(ii) any lien upon any property or assets created at the time of acquisition of such property or assets by or any of our restricted subsidiaries or within one year after such time to secure all or a portion of the purchase price for such property or assets or debt incurred to finance such purchase price, whether such debt was incurred prior to, at the time of or within one year of such acquisition;

(iii) any lien upon any property or assets existing on the property at the time of the acquisition of the property by us or any of our restricted subsidiaries (whether or not the obligations secured are assumed by us or any of our restricted subsidiaries);

(iv) any lien upon any property or assets of a person existing on the property at the time that person becomes a restricted subsidiary by acquisition, merger or otherwise;

(v) the assumption by us or any of our restricted subsidiaries of obligations secured by any lien existing at the time of the acquisition by us or any of our restricted subsidiaries of the property or assets subject to such lien or at the time of the acquisition of the person which owns that property or assets;

(vi) any lien on property to secure all or part of the cost of construction or improvements on the property or to secure debt incurred prior to, at the time of, or within one year after completion of such construction or making of such improvements, to provide funds for any such purpose;

(vii) any lien on any oil, gas, mineral and processing and other plant properties to secure the payment of costs, expenses or liabilities incurred under any lease or grant or operating or other similar agreement in connection with or incident to the exploration, development, maintenance or operation of such properties;

(viii) any lien arising from or in connection with a conveyance by us or any of our restricted subsidiaries of any production payment with respect to oil, gas, natural gas, carbon dioxide, sulphur, helium, coal, metals, minerals, steam, timber or other natural resources;

(ix) any lien in favor of us or any of our restricted subsidiaries;

(x) any lien created or assumed by us or any of our restricted subsidiaries in connection with the issuance of debt the interest on which is excludable from gross income of the holder of such debt pursuant to the Internal Revenue Code of 1986, as amended, or any successor statute, for the purpose of financing, in whole or in part, the acquisition or construction of property or assets to be used by us or any of our subsidiaries;

(xi) any lien upon property or assets of any foreign restricted subsidiary to secure debt of that foreign restricted subsidiary;

(xii) permitted liens (as defined below);

(xiii) any lien upon any additions, improvements, replacements, repairs, fixtures, appurtenances or component parts thereof attaching to or required to be attached to property or assets pursuant to the terms of any mortgage, pledge agreement, security agreement or other similar instrument, creating a lien upon such property or assets permitted by clauses (i) through (xii), inclusive, above; or

(xiv) any extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancing, refundings or replacements) of any lien, in whole or in part, that is referred to in clauses (i) through (xiii), inclusive, above, or of any debt secured thereby; provided, however, that the principal amount of debt secured shall not exceed the greater of the principal amount of debt so secured at the time of such extension, renewal, refinancing, refunding or replacement and the original principal amount of debt so secured (plus in each case the aggregate amount of premiums, other payments, costs and expenses required to be paid or incurred in connection with such extension, renewal, refinancing, refunding or replacement); provided further, however, that such extension, renewal, refinancing, refunding or replacement shall be limited to all or a part of the property (including improvements, alterations and repairs on such property) subject to the encumbrance so extended, renewed, refinanced, refunded or replaced (plus improvements, alterations and repairs on such property).

Notwithstanding the foregoing, under the indenture, we may, and may permit any restricted subsidiary to, create, assume, incur, or suffer to exist any lien upon any principal property to secure our debt or any person (other than the senior debt securities) that is not excepted by clauses (i) through (xiv) above without securing the senior debt securities issued under the indenture, provided that the aggregate principal amount of all debt then outstanding secured by such lien and all similar liens, together with all net sale proceeds from sale-leaseback transactions (excluding sale-leaseback transactions permitted by clauses (i) through (iv), inclusive, of the first paragraph of the restriction on sale-leasebacks covenant described below) does not exceed 15% of consolidated net tangible assets.

The indenture also provides that we will not, nor will we permit any restricted subsidiary to, engage in a sale-leaseback transaction, unless: (i) such sale-leaseback transaction occurs within one year from the date of acquisition of the principal property subject thereto or the date of the completion of construction or commencement of full operations on such principal property, whichever is later; (ii) the sale-leaseback transaction involves a lease for a period, including renewals, of not more than three years; (iii) we or any of our restricted subsidiaries would be entitled to incur debt secured by a lien on the principal property subject thereto in a principal amount equal to or exceeding the net sale proceeds from such sale-leaseback transaction without securing the senior debt securities; or (iv) we or any of our restricted subsidiaries, within a one-year period after such sale-leaseback transaction, applies or causes to be applied an amount not less than the net sale proceeds from such sale-leaseback transaction to (A) the repayment, redemption or retirement of funded debt of us or any such restricted subsidiary, or (B) investment in another principal property.

Notwithstanding the foregoing, under the indenture we may, and may permit any restricted subsidiary to, effect any sale-leaseback transaction that is not excepted by clauses (i) through (iv), inclusive, of the above paragraph, provided that the net sale proceeds from such sale-leaseback transaction, together with the aggregate principal amount of outstanding debt (other than the senior debt securities) secured by liens upon principal properties not excepted by clauses (i) through (xiv), inclusive, of the first paragraph of the limitation on liens covenant described above, do not exceed 15% of the consolidated net tangible assets.

Definitions

The following are definitions of some terms used in the above covenant descriptions:

“Consolidated net tangible assets” means, at any date of determination, the total amount of assets after deducting (i) all current liabilities (excluding (A) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (B) current maturities of long-term debt), and (ii) the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth on our consolidated balance sheet and our consolidated subsidiaries for our most recently completed fiscal quarter, prepared in accordance with generally accepted accounting principles.

“Debt” means any obligation created or assumed by any person to repay money borrowed and any purchase money obligation created or assumed by such person.

“Funded debt” means all debt maturing one year or more from the date of the creation thereof, all debt directly or indirectly renewable or extendible, at the option of the debtor, by its terms or by the terms of any instrument or agreement relating thereto, to a date one year or more from the date of the creation thereof, and all debt under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more.

“Lien” means any mortgage, pledge, security interest, charge, lien or other encumbrance of any kind, whether or not filed, recorded or perfected under applicable law.

“Permitted liens” means (i) liens upon rights-of-way for pipeline purposes; (ii) any governmental lien, mechanics’, materialmen’s, carriers’ or similar lien incurred in the ordinary course of business which is not yet due or which is being contested in good faith by appropriate proceedings and any undetermined lien which is incidental to construction; (iii) the right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to purchase or recapture or to designate a purchaser of, any property; (iv) liens of taxes and assessments which are (a) for the then current year, (b) not at the time delinquent, or (c) delinquent but the validity of which is being contested at the time by us or any subsidiary in good faith; (v) liens of, or to secure performance of, leases; (vi) any lien upon, or deposits of, any assets in favor of any surety company or clerk of court for the purpose of obtaining indemnity or stay of judicial proceedings; (vii) any lien upon property or assets acquired or sold by us or any restricted subsidiary resulting from the exercise of any rights arising out of defaults on receivables; (viii) any lien incurred in the ordinary course of business in connection with workmen’s compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulations; (ix) any lien upon any property or assets in accordance with customary banking practice to secure any debt incurred by us or any restricted subsidiary in connection with the exporting of goods to, or between, or the marketing of goods in, or the importing of goods from, foreign countries; or (x) any lien in favor of the U.S. or any state thereof, or any other country, or any political subdivision of any of the foregoing, to secure partial, progress, advance, or other payments pursuant to any contract or statute, or any lien securing industrial development, pollution control, or similar revenue bonds.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, other entity, unincorporated organization, or government or any agency or political subdivision thereof.

“Principal property” means (a) any pipeline assets owned by us or by any of our subsidiaries, including any related facilities employed in the transportation, distribution or marketing of natural gas, that are located in the U.S. or Canada, and (b) any processing or manufacturing plant owned or leased by us or any of our subsidiaries that is located within the U.S. or Canada, except, in the case of either clause (a) or (b), any such assets or plant which, in the opinion our board of directors, is not material in relation to our activities and our subsidiaries as a whole.

“Restricted subsidiary” means any of our subsidiaries owning or leasing any principal property.

“Sale-leaseback transaction” means the sale or transfer by us or any of our restricted subsidiaries of any principal property to a person (other than us or a subsidiary) and the taking back by us or any of our restricted subsidiaries, as the case may be, of a lease of such principal property.

Payment and Transfer

Unless we specify otherwise in a prospectus supplement, we will pay principal, interest and any premium on the debt securities, and they may be surrendered for payment or transferred, at the offices of the trustee. We will make payment on registered securities by check mailed to the persons in whose names the debt securities are registered or by transfer to an account maintained by the registered holder on days specified in the indenture or any prospectus supplement. If we make debt securities payments in other forms, we will specify the form and place in a prospectus supplement.

We will maintain a corporate trust office of the trustee or another office or agency for the purpose of transferring or exchanging fully registered securities, without the payment of any service charge except for any tax or governmental charge.

Global Securities

We may issue one or more series of the debt securities as permanent global debt securities deposited with a depositary. Unless otherwise indicated in the prospectus supplement, the following is a summary of the depository arrangements applicable to debt securities issued in permanent global form and for which The Depository Trust Company (“DTC”) acts as depositary.

Each global debt security will be deposited with, or on behalf of, DTC, as depositary, and registered in the name of Cede & Co., as DTC’s partnership nominee, or such other name as may be requested by an authorized representative of DTC. One fully-registered global security will be issued with respect to each $500 million of principal amount, and an additional certificate will be issued with respect to any remaining principal amount of debt securities. Except under the limited circumstances described below, global debt securities are not exchangeable for definitive certificated debt securities.

DTC has advised us that DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC, in turn, is owned by a number of DTC participants and members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation and Emerging Markets Clearing Corporation (NSCC, FICC, and EMCC, also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to DTC’s system is also available to others, such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com and www.dtc.org.

Purchases of debt securities under the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of each actual purchaser of each debt security will be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners entered the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of the participants acting on behalf of the beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in debt securities, except in the event that use of the book-entry system for the debt securities is discontinued. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global debt security.

To facilitate subsequent transfers, all debt securities deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co, or such other name as may be requested by an authorized representative of DTC. The deposit of debt securities with DTC and their registration in the name of Cede & Co., or such other DTC nominee will not change the beneficial ownership of the debt securities. DTC has no knowledge of the actual beneficial owners of the debt securities; DTC’s records reflect only the identity of the direct participants to whose accounts the debt securities are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Delivery of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices shall be sent to DTC. If less than all of the debt securities within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

Neither DTC nor Cede & Co (nor any other DTC nominee) will consent or vote with respect to debt securities unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to El Paso as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the debt securities are credited on the record date (identified in a listing attached to the omnibus proxy).

Principal and interest payments, if any, on the debt securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC has told us that its practice is to credit direct participants” accounts upon DTC’s receipt of funds and corresponding detail information from El Paso or the trustee, on the applicable payable date in accordance with their respective holdings shown on

DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of that participant and not of DTC, the trustee or El Paso, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of El Paso or the trustee. Disbursement of payments from Cede & Co. to direct participants is DTC’s responsibility. Disbursement of payments to beneficial owners is the responsibility of direct and indirect participants.

A beneficial owner must give notice through a participant to a tender agent to elect to have its debt securities purchased or tendered. The beneficial owner must deliver debt securities by causing the direct participants to transfer the participant’s interest in the debt securities, on DTC’s records, to a tender agent. The requirement for physical delivery of debt securities in connection with an optional tender or a mandatory purchase is satisfied when the ownership rights in the debt securities are transferred by direct participants on DTC’s records and followed by a book-entry credit of tendered debt securities to the tender agent’s account.

Neither we, any trustee nor any of our respective agents, will be responsible for any aspect of the records of DTC, any nominee or any participant relating to, or payments made on account of, beneficial interests in a permanent global debt security or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any participant relating to such beneficial interests.

DTC may discontinue providing its services as securities depositary at any time by giving reasonable notice to us or the Trustee, as agent. Under such circumstances, we would attempt to obtain a successor securities depositary. If we were unable to obtain a successor depositary, we would issue debt securities in definitive form.

El Paso may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, we would issue debt securities in definitive form.

The information in this section concerning DTC and DTC’s book entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of such information.

Defeasance

We will be discharged from our obligations on the debt securities of any series at any time if we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of the series. If this happens, the holders of the debt securities of the series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

Under U.S. federal income tax laws as of the date of this prospectus, a discharge may be treated as an exchange of the related debt securities. Each holder might be required to recognize gain or loss equal to the difference between the holder’s cost or other tax basis for the debt securities and the value of the holder’s interest in the trust. Holders might be required to include as income a different amount than would be includable without the discharge. Prospective investors should seek tax advice to determine their particular consequences of a discharge, including the applicability and effect of tax laws other than the U.S. federal income tax laws.

Governing Law

The indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

Notices

Notices to holders of debt securities will be given by mail to the addresses of such holders as they appear in the security register.

DESCRIPTION OF CAPITAL STOCK

The statements under this caption are brief summaries and are subject to, and are qualified in their entirety by reference to, the more complete descriptions contained in (1) our Second Amended and Restated Certificate of Incorporation, which includes the Certificate of Designations relating to our convertible perpetual preferred stock (the “charter”), copies of which are available upon request to El Paso, and (2) the certificate of designation relating to each series of preferred stock, which will be filed with the SEC in connection with an offering of such series of preferred stock. Please read “Where You Can Find More Information.”

General

We are currently authorized by our charter to issue up to 1,500,000,000 shares of common stock and up to 50,000,000 shares of preferred stock. As of May 3, 2006, there were 660,021,504 shares of common stock and 750,000 shares of 4.99% Convertible Perpetual Preferred Stock issued and outstanding.

Common Stock

We are currently authorized by our charter to issue up to 1,500,000,000 shares of common stock. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of common stock do not have the right to cumulate votes in the election of directors. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably dividends which are declared by our board of directors out of funds legally available for such a purpose. In the event of our liquidation, dissolution, or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preference of any outstanding preferred stock. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. The common stock is not redeemable. All of the outstanding shares of common stock are fully paid and nonassessable upon issuance against full payment of the purchase price.

Preferred Stock

Our board of directors, without any further action by our stockholders, is authorized to issue up to 50,000,000 shares of preferred stock and to divide the preferred stock into one or more series. The Board will fix by resolution or resolutions any of the designations, powers, preferences and rights, and the qualifications, limitations, or restrictions of the shares of each such series, including, but not limited to, dividend rates, conversion rights, voting rights, terms of redemption and liquidation preferences, and the number of shares constituting each such series. The issuance of preferred stock may have the effect of delaying, deterring or preventing a change in control of El Paso. Preferred stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. The specific terms of a particular series of preferred stock will be described in the certificate of designation relating to that series. The description of preferred stock set forth below does not purport to be complete and is qualified in its entirety by reference to the certificate of designation relating to the particular series of preferred stock.

The designations, powers, preferences and rights, and the qualifications, limitations, or restrictions of preferred stock of each series will be fixed by the certificate of designation relating to such series. The certificate of designation relating to each series will specify the terms of the preferred stock as follows:

•	the number of shares to constitute each series and the distinctive designation of the shares;

•	the annual dividend rate, if any, on shares of each series, whether such rate is fixed or variable or both, the date or dates from which dividends will begin to accrue or accumulate and whether dividends will be cumulative;

•	the purchase price and terms and conditions of the shares of each series, including the time during which shares of each series may be redeemed and any accumulated dividends that the holders of shares of each series shall be entitled to receive upon the redemption of the shares;

•	the liquidation preference, if any, and any accumulated dividends thereon, that the holders of shares of each series shall be entitled to receive upon the liquidation, dissolution or winding up of the affairs of El Paso;

•	whether or not the shares of each series will be subject to operation of a retirement or sinking fund, and, if so, the extent and manner in which any such fund shall be applied to the purchase or redemption of the shares of such series for retirement or for other corporate purposes and the terms and provisions relating to the operation of such fund;

•	the terms and conditions, if any, on which the shares of each series shall be convertible into, or exchangeable for, debt securities, shares of any other class or classes of our capital stock, or any series of any other class or classes, or of any other series of the same class, including the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same;

•	the voting rights, if any, on the shares of each series; and

•	any or all other preferences and relative, participating, operational, or other special rights, qualifications, limitations, or restrictions on each series.

As of the date of this prospectus, 750,000 shares of 4.99% convertible perpetual preferred stock are outstanding. A summary description of the 4.99% Convertible Perpetual Preferred Stock is set forth below. You should refer to the full text of the certificate of designation for a more complete description.

Convertible Perpetual Preferred Stock

In April 2005, we issued $750 million of convertible perpetual preferred stock. Cash dividends on the preferred stock are paid quarterly at the rate of 4.99% per year. The terms of our preferred stock prohibit the payment of dividends on our common stock unless we have paid or set apart for payment all accumulated and unpaid dividends on such preferred stock for all preceding dividend periods.

Each share of the preferred stock is convertible at the holder’s option, at any time, subject to adjustment, into 76.7754 shares of our common stock under certain conditions. This conversion rate represents an equivalent conversion price of approximately $13.03 per share. The conversion rate is subject to adjustment based on certain events which include, but are not limited to, fundamental changes in our business such as mergers or business combinations, as well as distributions of our common stock or adjustments to the current rate of dividends on our common stock. We will be able to cause the preferred stock to be converted into common stock after five years if our common stock is trading at a premium of 130% to the conversion price.

The amount payable on shares of convertible perpetual preferred stock in the event of a liquidation, dissolution or winding up of the affairs of El Paso is $1,000 per share, together with accrued and unpaid dividends to the date of payment. These dividend and liquidation rights are senior to the dividend and liquidation rights of the El Paso common stock.

Certain Anti-Takeover Matters

General

Our charter and by-laws contain the following additional provisions, some of which are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors. In addition, some provisions of the Delaware General Corporation Law, if applicable to us, may hinder or delay an attempted takeover without prior approval of our board of directors. Provisions of the Delaware General Corporation Law, or the DGCL, and of our charter and by-laws could discourage attempts to acquire us or remove incumbent management even if some or a majority of our stockholders believe this action is in their best interest. These provisions could, therefore, prevent stockholders from receiving a premium over the market price for the shares of common stock they hold.

Call of Special Meetings

Our by-laws provide that special meetings of our stockholders may be called only by a majority of the board of directors, the Chairman of the Board, the Chief Executive Officer or the President and not the stockholders.

No Cumulative Voting

The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our charter provides otherwise. Our charter does not expressly provide for cumulative voting. Under cumulative voting, a majority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors.

Advanced Notice Requirements for Stockholder Proposals and Director Nominations

Our by-laws provide that stockholders seeking to bring business before or to nominate candidates for election as directors at an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary. To be timely, a stockholder’s notice must be received by our corporate secretary at our principal executive offices not earlier than 120 days nor later than 90 days prior to the first anniversary of the preceding year’s annual meeting. If, however, the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder in order to be timely must be received by the secretary not earlier than 120 days prior to such annual meeting and not later than 90 days prior to such annual meeting, or if later, the 10th day following the day on which public announcement of the date of such meeting is first made. Our by-laws also specify requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders or may discourage or defer a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

No Stockholder Action by Written Consent

Our charter prohibits the taking of any action by written stockholder consent in lieu of a meeting.

Section 203 of the DGCL

We are a Delaware corporation subject to Section 203 of the DGCL. Generally, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (1) prior to such date, either the business combination or such transaction which resulted in the stockholder becoming an interested stockholder is approved by the board of directors of the corporation, (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, or (3) on or after such date, the business combination is approved by the board of directors of the corporation and by the affirmative vote at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder. A “business combination” includes merger, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or, within three years, did own, 15% or more of the corporation’s outstanding voting stock.

Transfer Agent and Registrar

Computershare Trust Company, N.A. is the transfer agent and registrar for our common stock and our 4.99% convertible perpetual preferred stock.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•	debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under the indenture.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, in which the price of such warrants will be payable;

•	the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material United States Federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such securities. The applicable prospectus supplement will describe:

•	the terms of the units and of any of the purchase contracts, warrants, debt securities, preferred stock and common stock comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

PLAN OF DISTRIBUTION

We may sell our securities through agents, underwriters or dealers, or directly to purchasers.

We may designate agents to solicit offers to purchase our securities.

•	We will name any agent involved in offering or selling our securities, and any commissions that we will pay to the agent, in our prospectus supplement.

•	Unless we indicate otherwise in our prospectus supplement, our agents will act on a best efforts basis for the period of their appointment.

•	Our agents may be deemed to be underwriters under the Securities Act of 1933, as amended, of any of our securities that they offer or sell.

We may use one or more underwriters in the offer or sale of our securities.

•	If we use an underwriter, we will execute an underwriting agreement with the underwriter(s) at the time that we reach an agreement for the sale of our securities.

•	We will include the names of the managing underwriter(s), as well as any other underwriters, and the terms of the transaction, including the compensation the underwriters and dealers will receive, in our prospectus supplement.

•	The underwriters will use our prospectus supplement to sell our securities.

We may use a dealer to sell our securities.

•	If we use a dealer, we, as principal, will sell our securities to the dealer.

•	The dealer will then sell our securities to the public at varying prices that the dealer will determine at the time it sells our securities.

•	We will include the name of the dealer and the terms of our transactions with the dealer in our prospectus supplement.

We may directly solicit offers to purchase our securities, and we may directly sell our securities to institutional or other investors. We will describe the terms of our direct sales in our prospectus supplement.

We may indemnify agents, underwriters, and dealers against certain liabilities, including liabilities under the Securities Act of 1933, as amended. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

We may authorize our agents and underwriters to solicit offers by certain institutions to purchase our securities at the public offering price under delayed delivery contracts.

•	If we use delayed delivery contracts, we will disclose that we are using them in the prospectus supplement and will tell you when we will demand payment and delivery of the securities under the delayed delivery contracts.

•	These delayed delivery contracts will be subject only to the conditions that we set forth in the prospectus supplement.

•	We will indicate in our prospectus supplement the commission that underwriters and agents soliciting purchases of our securities under delayed delivery contracts will be entitled to receive.

Underwriters, dealers and agents may engage in transactions with, or perform services for, or be customers of, El Paso in the ordinary course of business.

One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarking firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

Other than common stock, all securities offered will be a new issue of securities with no established trading market. The securities may or may not be listed on a national securities exchange or a foreign securities exchange, except for the common stock which is currently listed and traded on the NYSE. Any common stock sold by this prospectus will be listed for trading on the NYSE subject to official notice of issuance. We cannot give you any assurance as to the liquidity of or the trading markets for any securities.

LEGAL MATTERS

The validity of the common stock, preferred stock, senior debt securities, purchase contracts, warrants and units will be passed upon for El Paso by Andrews Kurth LLP, Houston, Texas. If the securities are being distributed in an underwritten offering, the validity of the securities will be passed upon for the underwriters by counsel identified in the related prospectus supplement.

EXPERTS

The consolidated financial statements of El Paso Corporation and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Current Report on Form 8-K dated May 12, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Midland Cogeneration Venture Limited Partnership incorporated in this prospectus by reference to the Annual Report on Form 10-K of El Paso for the year ended December 31, 2005 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Information incorporated by reference in this prospectus regarding the estimated reserves attributable to certain of our natural gas and oil properties was prepared by Ryder Scott Company, L.P., independent petroleum engineers, as stated in their report with respect thereto and is incorporated herein upon the authority of such firm as experts in petroleum engineering.